UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2016

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 848-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2016, Chesapeake Energy Corporation (the “Company”) entered into a third amendment (the “Amendment”) to its senior revolving credit agreement, dated December 15, 2014 (as amended, the “Credit Agreement”) by and among: (i) the Company, as borrower; (ii) MUFG Union Bank N.A., as the administrative agent, a swingline lender and a letter of credit issuer (the “Administrative Agent”); and (iii) certain other lenders named therein. Capitalized terms used herein and not defined have the respective meanings given to such terms in the Amendment or the Credit Agreement, as applicable.

Pursuant to the Amendment, the Borrowing Base was reaffirmed in the amount of $4.0 billion and the next scheduled semi-annual redetermination of PV-9 has been postponed from October 30, 2016 until June 15, 2017, with the consenting lenders agreeing not to exercise their interim redetermination right prior to that date. After that date, both PV-9 and the Borrowing Base will be redetermined on a semi-annual basis.

The Amendment also modifies the Credit Agreement to provide for, among other things:

(i)	the maintenance of all proceeds of borrowings in excess of $3.0 billion in accounts maintained with the Administrative Agent or otherwise subject to reasonably satisfactory control agreements, subject to adjustment upon execution and delivery of mortgages encumbering the Company’s Borrowing Base Properties not currently encumbered;

(ii)	the suspension of the existing first lien secured leverage ratio, net debt to capitalization ratio and interest coverage ratio maintenance covenants contained in the Credit Agreement until September 30, 2017 or earlier, at the Company’s option, subject to compliance with such financial covenant requirements;

(iii)	an interest coverage ratio maintenance covenant of 0.65 to 1.00 for periods prior to and through the first quarter of 2017, which increases to 0.70 to 1.00 for the second quarter of 2017, which shall no longer apply once the suspension of the existing maintenance covenants ends;

(iv)	a requirement to maintain a minimum liquidity of $500.0 million at all times, which shall no longer apply once the suspension of the existing maintenance covenants ends;

(v)	a collateral value coverage test, tested as of December 31, 2016, using 10-year strip pricing (escalating at a rate of 1.5% per annum thereafter), whereby the ratio of the Company’s collateral value to the borrowing base under the Credit Agreement will be equal to or exceed 1.1 to 1.0, or the $500.0 million minimum liquidity covenant described above will be increased to $750.0 million;

(vi)	a collateral value coverage test, tested as of March 31, 2017, using 10-year strip pricing (escalating at a rate of 1.5% per annum thereafter), whereby the ratio of the Company’s collateral value to the Borrowing Base under the Credit Agreement will be equal to or exceed 1.25 to 1.0, subject to automatic reduction in the Company’s borrowing ability in order to satisfy such ratio, as provided in the Amendment;

(vii)	the granting of liens and security interests on substantially all of the Company’s assets, including mortgages encumbering 90% of all of the Company’s proved oil and gas properties, all hedge contracts and personal property, subject to certain agreed upon carve outs, and including control agreements with respect to the Company’s deposit accounts and securities accounts, subject to certain agreed exceptions;

(viii)	modified covenants with respect to, among others, permitted indebtedness, permitted liens, asset sales, permitted investments and restricted payments, in each case until the suspension of the existing maintenance covenants ends, as more fully described in the Amendment;

(ix)	the ability to incur up to $2.5 billion of first lien indebtedness secured on a pari passu basis with the existing obligations under the Credit Agreement, subject to payment priority in favor of the existing lenders and subject to the other limitations on junior lien debt as more fully described in the Amendment;

(x)	a reduction in the swingline sublimit to $200.0 million; and

(xi)	applicable margins ranging from 250.0 basis points to 325.0 basis points and 150.0 basis points to 225.0 basis points for LIBOR loans and ABR Loans, respectively, determined on the basis of the borrowing base utilization percentage.

MUFG Union Bank N.A. and Wells Fargo Bank Securities, LLC are joint lead arrangers and joint bookrunners for the Credit Agreement. The lead arrangers and certain of the lenders party to the Credit Agreement, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The above description of the material terms and conditions of the Amendment is a summary only, does not purport to be complete, and is qualified by reference to the full text of the Amendment attached to this Current Report as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 is incorporated herein by reference to this Item 2.03.

Item 8.01 Other Events.

On April 11, 2016, the Company issued a press release announcing that it had entered into the Amendment. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Third Amendment to Credit Agreement dated April 8, 2016 among Chesapeake Energy Corporation, as borrower; MUFG Union Bank N.A., as administrative agent, a swingline lender and a letter of credit issuer; and certain other lenders named therein.

99.1	Chesapeake Energy Corporation press release dated April 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Energy Corporation

Date: April 11, 2016	By:	/s/ James R. Webb
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

10.1	Third Amendment to Credit Agreement dated April 8, 2016 among Chesapeake Energy Corporation, as borrower; MUFG Union Bank N.A., as administrative agent, a swingline lender and a letter of credit issuer; and certain other lenders named therein.

99.1	Chesapeake Energy Corporation press release dated April 11, 2016.